UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 2, 2019

CIRCOR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

30 CORPORATE DRIVE, SUITE 200
BURLINGTON, MASSACHUSETTS 01803-4238
(Address of principal executive offices) (Zip Code)

(781) 270-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2019, CIRCOR International, Inc. (the “Company”) issued a press release to publicly announce that it has appointed Chadi Chahine as Chief Financial Officer of the Company, effective January 2, 2019. As previously disclosed in a Form 8-K filed on August 20, 2018, Rajeev Bhalla, the Company’s then current Executive Vice President and Chief Financial Officer, had agreed to remain in that role and assist with an orderly transition until a successor was named. Mr. Bhalla departed the Company at year-end.
Mr. Chahine, age 45, joins the Company from Smith and Nephew Plc, a global medical technology company, where he served as CFO of U.S. operations since February 2017. Mr. Chahine had previously joined Smith & Nephew as its CFO, International Markets, in 2012.
Mr. Chahine will be entitled to receive the following compensation and benefits from the Company: (i) an annual base salary of $420,000 ; (ii) eligibility to participate in the Company’s Annual Short Term Incentive Plan at 60% of his base salary; (iii) eligibility to participate in the company’s Long Term Incentive Program targeted at $380,000 annually; (iv) a sign-on grant of $150,000 composed of Restricted Stock Units (RSUs); and (v) other benefits received by similarly situated employees. The RSUs will be granted on January 2, 2019.
In addition, in connection with his appointment, the Company and Mr. Chahine have entered into a severance agreement and a change of control agreement similar in form to the agreements entered into by the Company’s other executive officers. The severance agreement provides that if Mr. Chahine resigns from the Company for good reason or the Company terminates him other than for cause, he is entitled to a lump sum payment equal to (i) his then-current base salary and (ii) a pro-rata portion of his target incentive compensation in effect during the fiscal year in which the termination occurs, and continuing medical coverage for up to one year. The change of control agreement provides enhanced severance benefits if, within one year following a change of control, Mr. Chahine’s employment is terminated by the Company without cause or he resigns from the Company for good reason (each, a “Qualifying Termination”). In such circumstances, the cash benefit would be a lump sum payment equal to two times (i) his then-current base salary and (ii) his annual target annual incentive compensation in effect during the fiscal year in which the termination occurs, and medical coverage would continue for up to two years. Upon the occurrence of a change of control, irrespective of whether Mr. Chahine’s employment with the Company terminates, his equity awards that vest solely on the basis of continued employment with the Company would immediately vest only if the surviving or acquiring corporation refuses to assume or continue such equity awards or to substitute similar equity awards. If such equity awards are continued, assumed or substituted upon a change of control and Mr. Chahine incurs a Qualifying Termination at any time after a change in control, then the vesting and exercisability of all such unvested equity awards will be accelerated in full. Depending upon the type of change of control of the Company, Mr. Chahine’s performance-based equity awards will remain outstanding and vest according to their terms and/or be paid out on a pro-rata basis based upon the actual level of performance for the applicable performance period, or immediately vest or be substituted by replacement awards if certain criteria are met.
Mr. Chahine will enter into the Company’s standard form of indemnification agreement for the Company’s directors and certain of its officers (the “Indemnification Agreement”). The Indemnification Agreement provides, to the fullest extent permitted by law, indemnification against all Expenses and Liabilities incurred in any Proceeding (other than a Proceeding initiated by the Company) arising by reason of Mr. Chahine’s capacity as an officer (each term, as defined in the Indemnification Agreement). In addition, the Indemnification Agreement provides that the Company will pay to Mr. Chahine all Indemnifiable Expenses (as defined in the Indemnification Agreement) incurred by him in connection with a Proceeding in advance of the final disposition of such Proceeding. The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of Indemnification Agreement, which is incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 12, 2003.
There are no arrangements or understandings between Mr. Chahine and any other person pursuant to which he was appointed to his position, and Mr. Chahine is not related to any executive officer or director of the Company.

Mr. Chahine has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

A copy of the Company’s press release, dated January 2, 2019, announcing Mr. Chahine’s appointment is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

d)	Exhibits.

Exhibit No.	Description
99.1	Press release issued January 2, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCOR INTERNATIONAL, INC.

Date: January 2, 2019	By:	/s/ Scott A. Buckhout
Scott A. Buckhout
President and Chief Executive Officer